Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Oaktree Strategic Income Corporation of our report dated December 8, 2017, except for the senior securities table included in Note 12 to the consolidated financial statements for each of the years ended September 30, 2017, 2016 and 2015, as to which the date is January 16, 2018, relating to the financial statements, which appears in Oaktree Strategic Income Corporation’s Annual Report on Form 10-K for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 27, 2020